EXHIBIT 14

                            IRA DISCLOSURE STATEMENT

1. RIGHT TO REVOKE THE ACCOUNT. You have the right to revoke this Individual Retirement Account (IRA) within seven days of receiving this Disclosure Statement. To revoke your IRA account, simply contact the person designated in the booklet instructions. You may notify us in person, in writing, or by telephone. Written notice must be sent by first-class mail at the address listed on the application and will be accepted as of the date such notice is postmarked. If you revoke your IRA account, we will refund your entire IRA contribution. If you do not use this right within seven days of the date you receive this Disclosure Statement, you have accepted the terms and conditions of the IRA agreement and may no longer revoke the IRA account.

2. DEFINITIONS. In this Disclosure Statement the terms "you," "your," or "IRA Owner" means the person who established the IRA. The terms "Custodian," "our," "us,", or " we" shall mean the financial organization acting as the Custodian of your IRA. The term "IRS" shall refer to the Internal Revenue Service. The term "IRA" shall mean the Individual Retirement Account within the meaning of section 408 of the Code and shall also refer to your Custodial Account. The term "SRA" shall mean SIMPLE Retirement Account within the meaning of section 408(p) of the Code (SRAs are also called SIMPLE IRAs). The term "Code" shall mean the Internal Revenue Code.

3. ACCOUNT GROWTH. Your IRA is self-directed, we will not take any action except at your written direction. Earnings and capital appreciation on investments chosen by you will depend on overall economic conditions and the success of that particular investment. EARNINGS ON THESE INVESTMENTS ARE NOT GUARANTEED BY THE CUSTODIAN AND MAY OR MAY NOT BE REASONABLY PROJECTED. For example, if the initial investment is a passbook, time deposit or money market account, the account projection can be made based on the current rate of earnings paid. On the other hand, if the initial investment is an investment security (stocks, bonds, or mutual funds), the rate of growth of the earnings on these types of investments cannot be reasonably projected.

4.  ELIGIBILITY FOR IRAS.

         A. REGULAR CONTRIBUTIONS. You must be under the age 70 1/2 and have "compensation" in order to contribute to an IRA. For tax years during or after which you reach the age 70 1/2 you are not allowed to contribute to an IRA. "Compensation" includes wages, tips, bonuses, taxable alimony, as well as other compensation received for personal services. (If you are self-employed, compensation is your net earnings from your trade or business reduced by your deduction for contributions made on your behalf to retirement plans and the deduction allowed for one-half of your self-employment taxes.) If you meet the above eligibility requirements, you may contribute up to 100% of your compensation or $2,000, whichever is less. Regular and spousal IRA contributions must be made by your tax filing due date excluding extensions.

         B. SPOUSAL CONTRIBUTIONS. You may make a contribution into your spouse's IRA if you meet the special spousal IRA rules. You must be married, file a joint federal income tax return, the receiving spouse must be under 70 1/2, and the receiving spouse must earn less in compensation than the spouse making the contribution. The total combined contribution a couple can make each year to both IRAs is the smaller of $4,000 or their combined compensation for the year. You can divide your total IRA contribution in any manner you choose, provided you do not contribute more than $2,000 to either IRA. Your combined compensation equals the lesser compensated spouse's compensation plus the higher compensated spouse's compensation (reduced by any IRA deduction). Please consult you tax advisor if you need additional assistance. CAUTION: FOR TAX YEARS PRIOR TO 1997, INCLUDING CONTRIBUTIONS MADE IN 1997 FOR 1996, DIFFERENT RULES APPLY THAN THOSE STATED ABOVE. THE SPOUSAL CONTRIBUTION LIMIT FOR TAX YEAR 1996 IS $2,250 (NOT $4,000) AND ONLY ONE SPOUSE'S COMPENSATION MAY BE CONSIDERED IN DETERMINING HOW MUCH YOU ARE ELIGIBLE TO CONTRIBUTE.

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         C. ROLLOVER, TRANSFER, SEP, AND SIMPLE CONTRIBUTIONS. You may be
eligible to roll over, directly roll over, or transfer your existing IRA, SRA, or qualified plan assets. The rules covering rollovers and transfers are discussed later in this disclosure statement. Simplified Employee Pension (SEP) plan contributions may also be made to this IRA. Your employer is responsible for verifying the SEP eligibility requirements and determining the contribution amount. SIMPLE contributions may not be made to this IRA, but instead must be contributed into an SRA. After two years, however, you may roll over or transfer your SRA into this IRA. The IRS or your employer can provide additional information concerning SEP and SIMPLE eligibility.

5. DEDUCTIBILITY. You may or may not be allowed to deduct your IRA contribution on your income tax return. Whether or not you may deduct your contribution depends upon whether you or your spouse are active participants in an employer-maintained retirement plan, your income level, and your filing status.

         A. ACTIVE PARTICIPANT. You are an "active participant" for a year if you, or your spouse, are covered by a retirement plan. For example, if you are covered under a profit sharing plan, a 401(k) plan, a tax-sheltered annuity plan (403(b)), certain government plans, a Simplified Employee Pension (SEP) plan, a SIMPLE arrangement, or a plan which promises you a retirement benefit which is based upon the number of years of service you have with the employer, you are likely to be an active participant. The W-2, Wage and Tax Statement, includes a box (the "Pension Plan" box) to indicate whether or not you are covered for the plan year. If you are not certain whether or not you are covered (an "active participant") you should ask your employer or tax advisor. If you are not an active participant, you may fully deduct your IRA contribution regardless of your compensation.

MODIFIED AGI                                   MARRIED             MARRIED
(FOR ACTIVE PARTICIPANTS)  SINGLE           FILING JOINTLY     FILING SEPARATELY

$10,000 OR LESS            FULL DEDUCTION   FULL DEDUCTION     *PHASEOUT
$10,001-$25,000            FULL DEDUCTION   FULL DEDUCTION     NO DEDUCTION
$25,001-$35,000            *PHASEOUT        FULL DEDUCTION     NO DEDUCTION
$35,001-$40,000            NO DEDUCTION     FULL DEDUCTION     NO DEDUCTION
$40,001-$50,000            NO DEDUCTION     *PHASEOUT          NO DEDUCTION
$50,001 OR OVER            NO DEDUCTION     NO DEDUCTION       NO DEDUCTION

* IF SUBJECT TO PHASEOUT OF DEDUCTIBILITY, PLEASE SEE PART C. PHASEOUT CALCULATIONS.

         B. MODIFIED ADJUSTED GROSS INCOME. If you are an active participant in a retirement plan, your ability to deduct your IRA contribution begins to be phased out when your federal modified adjusted gross income exceeds certain limits.

         C. PHASEOUT CALCULATION. If you are an active participant and your income falls within the phaseout limits form the previous chart, you can determine your deductible amount according to the deduction formula below.

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DEDUCTION FORMULA
                                             FILING STATUS

                                            MARRIED           MARRIED
                              SINGLE*       FILING JOINTLY    FILING SEPARATELY

A. MODIFIED ADJUSTED          $35,000       $50,000           $10,000
   GROSS INCOME (MAGI)
   LIMIT

B. YOUR MAGI (FROM IRS        $_______      $______           $_______
   FORM 1040 OR 1040A)

C.  SUBTRACT B FROM A         $_______      $______           $_______

(LINE C MULTIPLIED BY .2      X.2           X.2***            X.2
  EQUALS THE AMOUNT YOU
  MAY DEDUCT.**)
DEDUCTIBLE AMOUNT             $________     $______           $________

         * Qualifying married couples, filing separately, may also use this category.

         ** If the adjusted dollar deduction limit is not a multiple of ten, it is rounded up to the next highest $10 increment. If your partial deduction is less than $200 but greater than $0, you are allowed to claim an IRA deduction of $200.

         *** For tax year 1997 and after, the IRS has not released final guidance concerning spousal IRA deductibility, however, the .2 multiple apparently applies separately to the IRA owner and the IRA owner's spouse.
CAUTION: FOR 1996 SPOUSAL CONTRIBUTIONS, INCLUDING CONTRIBUTIONS MADE IN 1997 FOR 1996, MULTIPLY BY .225 (INSTEAD OF .2) TO CALCULATE THE COMBINED DEDUCTIBLE AMOUNT.

You are still allowed to contribute up to the lesser of $2,000 or 100% of your earned income; however, if your contribution exceeds your maximum deductible amount, the remainder will be treated as a nondeductible contribution.

6. ROLLOVERS, TRANSFERS, AND DIRECT ROLLOVERS. Distributions from IRAs, SRAs, qualified plans or tax-sheltered annuity programs may be eligible for a tax-free rollover or transfer into an IRA. Transfer and rollover contributions are not deductible and will not be applied against the annual contribution limits mentioned above.

         A. ROLLOVERS AND TRANSFER FROM IRAS. Assets in IRAs may be directly transferred or rolled over to another IRA. A rollover occurs when you take a distribution of the assets and roll them into an IRA within 60 calendar days form the date of receipt. If you retain the assets for any period of time beyond the 60 days, the rollover is no longer allowed. An additional restriction on rollovers is that you are only allowed one rollover for each 12-month period.

         B. ROLLOVERS OR TRANSFERS FROM SIMPLE RETIREMENT ACCOUNTS (SRAS). An SRA is basically an IRA that can only accept contribution pursuant to a SIMPLE arrangement set up through your employer. SRAs must remain separate from IRAs for a two-year period. After the two years you may roll over or transfer your SRA into an IRA .

         C. ROLLOVERS AND DIRECT ROLLOVERS FROM QUALIFIED PLANS. An eligible rollover distribution from a qualified retirement plan or tax-sheltered annuity program may be rolled over or directly rolled over to an IRA. Generally, an eligible rollover distribution is any distribution except: (1) one of a series of substantially

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equal periodic payments over the single or joint life expectancy of the employee and beneficiary or for a specific period of ten years of more, (2) a nontaxable distribution, or (3) a required distribution for an employee age 70 1/2 or older. To complete a direct rollover you would instruct your employer to deliver the funds directly to the IRA Custodian. To complete a rollover, you would take control of the assets and would have 60 calendar days from the date of receipt to roll over the taxable portion of the distribution to an IRA.

7. REQUIRED DISTRIBUTIONS AFTER AGE 70 1/2. After you reach age 70 1/2, the rules require you to take minimum distributions from your IRA each year. The distribution for your first year, the year in which you reach age 70 1/2, must be made no later than April 1 of the following year. Distributions for subsequent years must be taken by December 31 of each year.

         You must elect a method to receive your distributions in a manner which distributes the funds at least as rapidly as the minimum required distributions. Unless you elect otherwise, the minimum required distribution for each year is determined by dividing your ending account balance for the previous year (adjusted by any outstanding rollovers) by your joint life expectancy with the appropriate beneficiary. If no beneficiary exists or a beneficiary other than a natural person is named (except certain trusts), your single life expectancy must be used for this calculation.

         For years after the first distribution year, you may elect to annually recalculate your life expectancy and/or your spouse's life expectancy. If you do not choose a method, it is presumed that recalculation is elected. If recalculation is elected, a new life expectancy factor is determined each year based upon the ages of you and/or your spouse as of your birthdays during the year. If the person whose life is being recalculated dies, the life expectancy for that individual becomes zero. If recalculation is not chosen, the life expectancy is calculated by determining the life expectancy at the end of the first distribution year and subtracting 1 for each year which has elapsed since. If no recalculation is elected, the death of the IRA Owner of the beneficiary is disregarded.

         The joint life expectancy of you and a beneficiary other than your spouse is limited by the Minimum Distribution Incidental Benefit (MDIB) tables. The tables give life expectancies for the IRA Owner and a beneficiary ten years younger. If this factor is less than your joint life expectancy with the applicable beneficiary, the factor from the MDIB table must be used to calculate the minimum distribution.

         If you have more than one IRA at the same or different financial organization(s), the minimum distribution must be calculated separately for each IRA. However, the minimum distribution from each IRA can be withdrawn from any one or more of your IRAs.

8.  DISTRIBUTIONS AFTER DEATH.

         A. DEATH AFTER THE REQUIRED BEGINNING DATE. If you die after the date when payments must have begun (after you reach age 70 1/2), the payments to your beneficiary or estate must continue so that the funds will be distributed at least as rapidly as they would have been distributed if the death had not occurred. A spouse beneficiary may elect to roll over a distribution (other than a required minimum distribution) into his or her own IRA.

         B. DEATH BEFORE THE REQUIRED BEGINNING DATE. If you die before the required beginning date, your beneficiary has the following options:

                  (1) FIVE YEAR OPTION. The beneficiary may withdraw the entire account balance in any manner so that the IRA is depleted by December 31 of the fifth year following the year of death.

                  (2) LIFE EXPECTANCY OPTION. The beneficiary may withdraw the funds in a series of payments over a period which does not exceed the beneficiary's life expectancy. These payments must begin

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by December 31 of the year following the year of death if the beneficiary is not your spouse, or December 31 of the year you would have been age 70 1/ 2 ( if later ), if the beneficiary is your spouse.

                  (3) SPOUSE TREAT AS OWN OPTION. A spouse beneficiary may elect to roll over a distribution into his/her own account or to treat the IRA as his/her own.

         If you die before your required beginning date, your spouse beneficiary must make his/her election of payment by the earlier of December 31 of the fifth year after the year of your death or December 31 of the year you would have attained age 70 1/2. If you die before your required beginning date, your nonspouse beneficiary must make his/her election of payment no later than December 31 of the year following the year of your death.

9. INCOME TAX STATUS OF DISTRIBUTIONS. IRA distributions are generally fully taxable as ordinary income. IRAs are not eligible for the special tax treatment (five and ten year tax averaging and capital gains treatment) available to certain distributions from pension and profit sharing plans.

         A. NONDEDUCTIBLE CONTRIBUTIONS. If you have made nondeductible contributions to an IRA, a certain percentage of your distributions will be nontaxable. The nontaxable portion of your distributions is calculated as follows:

<!-- Please clarify this formula -->

Total Nondeductible Contributions Less Previous Nontaxable
Distributions Nontaxable Distributions=
-----------------------------------------------------------------
X Distributions During the Year Total Account Balance of All IRAs at Year End Plus Total Distributions During the Year.

         B. ESTATE TAX STATUS OF DISTRIBUTIONS. All funds held within your IRA will be included in your gross estate for estate tax purposes, regardless of the named beneficiary or manner of distribution. There is no specific estate tax exclusion for funds held within an IRA.

         C. GIFT TAX STATUS OF IRA CONTRIBUTIONS AND DISTRIBUTIONS. For gift tax purposes, irrevocable beneficiary designations will not be treated as gifts.

10. FEDERAL PENALTIES. In addition to the taxes imposed on IRAs, distributions from IRAs are also potentially subject to a wide variety of penalties (excise taxes).

         A. PENALTY FOR PREMATURE DISTRIBUTION. Generally, if you take a distribution from your IRA before you reach the age 59 1/2 you will owe, in addition to regular income taxes a 10% excise tax on the taxable amount of the distribution. Exceptions to the 10% excise tax exist in the case of disability, death, or if you agree to take a series of substantially equal periodic payments made over your life expectancy or the joint life expectancy of yourself and your designated beneficiary. Effective for years after 1996, additional exceptions exist in the case of distributions for health care expenses exceeding 7.5% of your adjusted gross income and distributions used to pay for health care insurance if you are unemployed. In the case of an SRA, the 10% excise is increased to 25% for the initial two-year period beginning on the date you first participated in a SIMPLE Salary Reduction Arrangement.

         B. PENALTY FOR EXCESS CONTRIBUTIONS. If you contribute more to your IRA than allowed it is called an "excess contribution" and you may be penalized. The government imposes a 6% penalty (excise tax) per year for any excess amount you allow to remain in your IRA. You must pay the penalty by filing a special IRS form along with your income tax return. You can avoid the 6% penalty by removing your excess contribution plus any earnings on the excess amount prior to the due date for filing your Federal income tax return for the year, plus extensions. You are not allowed to deduct an excess contribution and would not be able to avoid the 6% excise tax if you took a deduction for the contribution. Any earnings you receive along with a distribution of the excess is taxable income in the tax year the excess contribution was made.

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         The 6% excess contribution penalty may be eliminated for future tax years by withdrawing the excess contribution form the IRA before the end of the tax year or by under-contributing for that year by an amount equal to the excess contribution. The excess contribution being returned will not be subject to income tax nor will the 10% premature withdrawal penalty as discussed below be assessed provided the contribution for the year during which the excess contribution was made did not exceed $2,000 (excluding rollover contributions) and no deduction was allowed for the excess.

         C. EXCESS DISTRIBUTION PENALTY. If you receive more than $155,000 (1996 amount--subject to cost-of-living adjustments) you will generally be subject to a 15% tax on the amount of the excess. The excess distribution penalty, however, does not apply to distributions made during 1997, 1998, and 1999. Special rules may apply to you and you should consult your tax advisor with questions concerning the excess distribution penalty.

         D. EXCESS ACCUMULATION PENALTY. An excess accumulation penalty may be imposed on your estate if you die with an excess accumulation in your IRA. You should consult with your tax advisor concerning excess accumulation penalties. The excess accumulation penalty continues to apply in years 1997-1999.

         E. PENALTY FOR INSUFFICIENT OR LATE DISTRIBUTION. You will owe a penalty of 50% of the amount of any minimum distribution you fail to take. As discussed above, minimum distributions are required when you reach age 70 1/2 and beneficiaries may also be required to take minimum distributions. You are responsible for paying this tax and reporting it on your income tax return. This 50% penalty is in addition to the regular income tax that may be payable on distributions from IRAs. The tax imposed is equal to 50% of the amount by which the minimum required distribution exceeds the amount actually distributed during the year.

         F. PENALTY FOR PROHIBITED TRANSACTIONS. If you engage in a prohibited transaction, the IRA loses its tax exemption as of the first day of the year. You must include the Fair Market Value of the IRA in your gross income for the year during which the prohibited transaction occurred and pay all applicable taxes and penalties.

         G. PENALTY FOR PLEDGING THE ACCOUNT AS SECURITY. If you pledge your IRA as security for a loan, the portion pledged is treated as a distribution to you in that year. The portion pledged is fully taxable and subject to all penalties.

11.  MISCELLANEOUS PROVISIONS.

         A. YOUR CUSTODIAN. Your Custodian must be a bank, savings and loan association, credit union, or other entity that is permitted to accept IRA contributions.

         B. CASH CONTRIBUTIONS. All contributions to your IRA must be in cash except for rollover and transfer contributions.

         C. CONTRIBUTION LIMIT. You are not allowed to contribute more than $2,000 as a regular contribution and no more than $4,000 (effective for tax year 1997 and after) in the case when you are making a contribution both to your IRA and to the IRA of your spouse under the spousal IRA rules.

         D. LIFE INSURANCE. You may not invest your IRA in life insurance contracts.

         E. NONFORFEITABLE. Your interest in your IRA balance is nonforfeitable.

         F. NO COMMINGLING. The assets of the IRA will not be commingled with other property except in a common trust or investment fund.

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         G. COLLECTIBLES. No part of the funds can be invested in collectibles, including any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or any other tangible property specified by the IRS. The acquisition of certain U.S. government-issued gold and silver coins and certain state-issued coins are permitted as investments in an IRA.

12. IRS APPROVAL OF FORMS. The Custodial Agreement used to establish this IRA is the IRS Model Custodial Agreement (Form 5305-A). This agreement has been approved as to form by the Internal Revenue Service. You are responsible to ensure you follow the terms and conditions of this agreement. This approval is not an endorsement of the investment instruments used by the Custodian.

13. PROVISIONS REGARDING AMENDMENTS TO THE PLAN. The Custodian of this IRA may amend (change or terminate) the IRA at any time. The Custodian shall furnish copies of any such amendments to the IRA Owner within 30 days of the date the amendments are to become effective.

14. FEES. The Custodian may charge service fees for the administration of the IRA. If a fee is charged at the time the IRA is first opened, the IRA Owner will be notified of the amount charged, either on the IRA Application, or otherwise. If fees will be charged in the future, the Custodian will furnish the IRA Owner with a written notice stating the nature and amount of such fees at least 30 days before charging any fees.

15. ANNUAL STATEMENTS. Each year the Custodian will furnish you and the IRS with statements reflecting the activity in your IRA. You will receive an annual report, the IRS Form 5498 or a substitute form, which will indicate Fair Market Value of the account as of the end of the previous calendar year. This will give the amount of your contribution to the IRA and will indicate any rollovers into the account. Another statement, the IRS Form 1099-R, will reflect your distributions for the year. The information is also sent by your Custodian to the IRS.

16. OTHER IRS FORMS. You may be required to file IRS Form 5329 with the IRS for each taxable year in which you are assessed a Federal penalty as discussed above. If you only owe the 10% premature distribution penalty, you may be able to pay the penalty on your income tax return alone and no Form 5329 would be required. You must also file IRS Form 8606 (Nondeductible IRA Contributions IRA Basis, and Nontaxable Distributions) for each taxable year you make nondeductible contributions or receive nontaxable distributions.

FURTHER INFORMATION REGARDING INDIVIDUAL RETIREMENT ACCOUNTS CAN BE OBTAINED FROM ANY DISTRICT OFFICE OF THE IRS OR FROM IRS PUBLICATION 590.

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                             IRA SERVICES AGREEMENT

Khan Funds                                                (the "Transfer Agent")
714 FM 1960 West, Suite 201
Houston, Texas 77090

Khan Growth Fund                                                    (the "Fund")
714 FM 1960 West, Suite 201
Houston, Texas 77090

Star Bank, N.A.                                                         ("STAR")
425 Walnut  Street
Cincinnati, Ohio 45202

RECITALS:

A. WHEREAS, STAR provides custodial services, including serving as the custodian (the "Custodian") for Individual Retirement Accounts ("IRAs"),

B. WHEREAS, the Fund desires to retain STAR for such services.

C. WHEREAS, the Transfer Agent provides shareholder services.

D. WHEREAS, STAR desires to delegate some of its responsibilities as Custodian of the IRAs to the Transfer Agent.

E. WHEREAS, STAR can offer certain IRA administration services (government reporting, 70 1/2 distribution calculations, etc.) through its third-party service provider.

F. WHEREAS, the Fund and Transfer Agent may decide pursuant to this agreement whether the Transfer Agent or STAR (through its third-party provider) will perform the IRA administration responsibilities of the Custodian,

G. WHEREAS, the Transfer Agent and the Fund desire to perform some of the responsibilities of the IRA Custodian.

AGREEMENT:

In consideration of the covenants contained herein and for other good and valuable consideration; STAR, and the Transfer Agent agree as follows:

SECTION 1 -- STAR'S RESPONSIBILITIES. As the Custodian for IRAs established by the Fund through its Transfer Agent, STAR agrees to the following:

         1.1 PROVIDE IRA DOCUMENT. STAR agrees to provide the Transfer Agent with an IRA document that satisfies the laws of the Internal Revenue Code and regulations of the Internal Revenue Service ( the "IRA Document"). The IRA Document will be based on the IRS Form 5305-A.

         1.2 RETAIN IRA DOCUMENTS. STAR agrees to retain copies of all IRA Documents established pursuant to the terms of the agreement. The sole function of STAR in connection with its retention of the

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IRA Documents shall be to retain the IRA Documents for safekeeping on behalf of the customers establishing IRAs (the "IRA Owners") with the Fund through the Transfer Agent.

         1.3 MAINTAIN IRS APPROVAL OF THE FORMS. STAR agrees to keep the IRA Documents up-to-date for IRA amendments. This shall include forwarding copies of all required amendments to the Transfer Agent for forwarding to the IRA Owners and maintaining a record verifying the proper amendment procedures were executed for the IRAs.

SECTION 2 -- TRANSFER AGENT'S RESPONSIBILITIES. The Transfer Agent agrees to the following:

         2.1 ESTABLISH IRAS. The Transfer Agent hereby agrees to open new IRAs for the Fund. STAR hereby delegates its authority and responsibility as Custodian for the IRAs to the Transfer Agent to establish IRAs for the Fund. The Transfer Agent hereby agrees to establish the IRAs in accordance with all applicable laws and regulations concerning establishing IRAs including without limitation, providing the IRA Owner with a copy of the legal plan agreement, a disclosure statement, and if applicable a financial projection. Pursuant to
Section 1.1 of this agreement, STAR will provide Transfer Agent with an IRA Document that meets the legal requirements for establishing an IRA. If STAR is not providing the IRA Document, then Transfer Agent shall assume full liability for the legal compliance of the IRA Document(s) used in establishing IRAs for the Funds and shall indemnify and hold STAR Harmless for any and all resulting liabilities.

         2.2 FORWARD DOCUMENTS TO STAR. The Transfer Agent hereby agrees to forward all executed IRA Documents to STAR for retention.

         2.3 INVESTING IRA ASSETS. The Transfer Agent shall invest and reinvest the assets of the IRAs subject to this agreement. This shall include, without limitation, processing additional purchases and redemptions of shares. The Transfer Agent shall also process the dividends and capital gain distributions. This includes the mailing of dividends and preparing statements to shareholders for reinvested distributions.

         2.4 BILLING. The Transfer Agent shall bill the IRA Owners for annual maintenance bills or other fees.

         2.5 STATEMENTS AND VOTING. The Transfer Agent shall mail shareholder statements to the IRA Owners. Additionally, the Transfer Agent shall be responsible for any and all communications concerning voting of shares and all other aspects of voting concerning shares in the Funds.

         2.6 OTHER RESPONSIBILITIES. The Transfer Agent shall be responsible for all other aspects of the IRA and the Fund not specifically discussed in this agreement.

SECTION 3 -- IRA ADMINISTRATION RESPONSIBILITIES. The IRA administration responsibilities covered by this section are generally responsibilities of STAR as the Custodian of the IRAs and STAR desires to delegate these responsibilities either to the Transfer Agent or a third-party administrator. STAR hereby delegates the following responsibilities of the Transfer Agent; or, at the Transfer Agent's discretion, STAR will perform these duties using a third-party administrator.

         3.1 SELECTION OF RESPONSIBLE PARTY. The party responsible for the IRA administrative services covered in this section 3 of this agreement shall be:
Khan Funds ( the "Service Provider").

         3.2 FEDERAL TAX REPORTING. The Service Provider hereby agrees to perform the required tax reporting for the IRAs subject to this agreement. The tax reporting responsibilities are limited to IRS Form 5498 reporting and IRS Form 1099R reporting.

         3.3 70 1/2 DISTRIBUTIONS. The Service Provider hereby agrees to maintain age records of the IRA Owners and notify either the IRA Owner, the Transfer Agent, or the Fund when the IRA Owner must begin

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receiving 70 1/2 minimum distributions. The Service Provider shall also calculate the amount of the minimum distribution amount based on the method elected by the IRA Owner. The Transfer Agent shall be responsible for collecting the information concerning a 70 1/2 election of payment method and forwarding the information to the Service Provider.

         3.4 STORAGE OF INFORMATION. The Service Provider shall store information concerning the IRAs.

SECTION 4--FEES. Transfer Agent agrees to pay STAR its reasonable and customary fees for providing these services. The current fees are attached to this agreement as an exhibit. STAR reserves the right to change its fees upon sixty
(60) days prior notice to the Transfer Agent or Fund.

SECTION 5 -- MISCELLANEOUS.

         5.1 TERM. This agreement may be terminated by either party upon sixty
(60) days advance written notice of intention to terminate.

         5.2 GOVERNING LAW. This agreement shall be governed by the laws of the State of Ohio.

         5.3 HEADINGS. The headings contained in this agreement are for informational purposes only and are not part of this agreement.

         5.4 EXAMINATION OF RECORDS. The parties agree that all records and functions performed by the Transfer Agent, the Fund, or the Service Provider, pursuant to this agreement, may be subject to regulation and examination by a bank or tax regulatory authority.

         5.5 CONFIDENTIALITY. Each party to this agreement shall treat the records of the other party to this agreement and of the IRA Owner as strictly confidential, and shall not release information to anyone (except the IRA Owner, with respect to the IRA Owner's IRA) without the prior permission of the other except as required by law.

         5.6 AUTHORITY OF TRANSFER AGENT. The Transfer Agent shall have no authority over the IRAs which STAR serves as Custodian, except as indicated in this agreement.

         5.7 INDEMNIFICATION OF STAR. Transfer Agent and Service Provider hereby agree to indemnify and hold STAR harmless against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, IRS or other governmental penalties or fees of any sort, losses, damages costs, charges, counsel fees, and other expenses of every nature and character arising out of or in any way relating to the Transfer Agent's or Service Provider's responsibilities under this agreement. If STAR is the Service Provider through its third-party IRA administrator, then STAR assumes responsibility for the Service Provider's duties.

         5.8 INDEMNIFICATION OF TRANSFER AGENT AND SERVICE PROVIDER. STAR hereby agrees to indemnify and hold the Transfer Agent an Service Provider harmless against any and all claims, demands, governmental penalties, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees, and other expenses of every nature and character arising out of or in any way relating to STAR's responsibilities under this agreement.

         5.9 FORCE MAJEURE. No party to this agreement shall be liable for failure to perform its obligations under this agreement, where such failure results from acts of GOD, fires, storms, accidents, actions or decree of governmental bodies or communication failure or any other even beyond its reasonable control. If such an event occurs, the party shall give reasonable notice and use its best efforts to resume performance.

         5.10 NON-ASSIGNABILITY. This Agreement including any rights, duties, or obligations under it, may not be assigned by either party without the prior written consent of the other party.

         5.11 COUNTERPARTS. This agreement may be executed in multiple counterparts, each of which will be deemed to be an original of equal force and effect.

In witness whereof, the undersigned, by their respective duly authorized officers, hereby execute the agreement, effective on the day and year indicated below.


TRANSFER AGENT                               STAR BANK,N.A.


---------------------------                  ---------------------------------
By                                           By
---------------------------                  ---------------------------------
Title                                        Title
---------------------------                  ---------------------------------
Date                                         Date



ACKNOWLEDGED BY THE FUND


---------------------------                  ---------------------------------
By                                           Effective Date
---------------------------
Title
---------------------------
Date

INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT
FORM 5305-A (REV. OCTOBER 1992) DEPARTMENT OF TREASURY INTERNAL REVENUE SERVICE DO NOT file with Internal Revenue Service
The Depositor and the Custodian make the following agreement:

                                    ARTICLE I

The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402 (c) (but only after December 31, 1992), 403 (a)(4), 403 (b)(8), 408 (d)(3), or an employer contribution to a simplified employee pension plan as described in section 408 (k). Rollover contributions before January 1, 1993, include rollovers described in section 402 (a)(5), 402
(a)(6), 402 (a)(7), 403 (a)(4), 403 (b)(8), 408 (d)(3), or an employer contribution to a simplified employee pension plan as described in section
408(k).

                                   ARTICLE II

The Depositor's interest in the balance in the custodial account is nonforfeitable.

                                   ARTICLE III

1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5)). 2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m)) except as otherwise permitted by section 408(m)(3) which provides an exception for certain gold and silver coins issued under the laws of any state.

                                   ARTICLE IV

1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with section 408(a)(6) and Proposed Regulations section 1.408-8, including the incidental death benefit provisions of Proposed Regulations section 1.401(a)(9)-2, the provisions of which are incorporated by reference.

2. Unless otherwise elected by the time distributions are required to begin to the Depositor under paragraph 3, or to the surviving spouse under paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

3. The Depositor's entire interest in the custodial account must be , or begin to be, distributed by the Depositor's required beginning date, (April 1 following the calendar year end in which the Depositor reaches age 701/2). By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

         (a) A single sum payment.

         (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

         (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

         (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

         (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

         (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with paragraph 3.

         (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

                  (i) Be distributed by December 31 of the year containing the fifth anniversary of the Depositor's death, or

                  (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

         (c) Except where distribution in the form of an annuity meeting the requirements of section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

         (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the Custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designated beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1C.B.524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

                                    ARTICLE V

1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) and Regulations sections 1.408-5 and 1.408-6. 2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

                                   ARTICLE VI

   Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) and the related regulations will be invalid.

                                   ARTICLE VII
   This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                            ARTICLE VIII DEFINITIONS.

8.1  "CODE."  The term "Code" shall mean the Internal Revenue Code.

8.2 "CUSTODIAL ACCOUNT." Your IRA shall be referred to as the "custodial account" or "account."

8.3 "IRA." IRA shall mean Individual Retirement Account within the meaning of
Section 408 of the Code.

8.4 "IRS." The term "IRS" shall mean the Internal Revenue Service.

8.5 "WE." The IRS selected the term "Custodian " to describe us, your financial organization. In other parts of this agreement, the "Custodian" will be referred to as "us,""we,","our," or the "Custodian."

8.6 "YOU." The IRS selected the term "Depositor" to describe "you" the IRA Owner. In other parts of this agreement, you will be referred to as "you,""your," or "IRA Owner."

8.7 "FUND(S)." The "Fund(s)" shall mean the mutual fund(s) identified in the IRA Application used to establish this IRA.

                          ARTICLE IX FEES AND EXPENSES

9.1 FEES. You agree to pay any fees we establish pursuant to the Application or a separate fee schedule which we will publish from time to time. Such fees may include, without limitation, establishment fees, annual administration fees, termination fees, transfer fees, transaction fees, legal fees, investment commissions, and such other fees as we determine applicable. You agree to pay such fees either by a separate billing or direct deduction from the custodial account; the method of payment is at our discretion. Some fees, such as brokerage commissions, must be deducted from the custodial account. The Custodian shall have the right to liquidate sufficient shares in the custodial account to pay such fees. In the case of a third party receiving payments, such as brokerage fees and commissions, we may receive a portion of these fees in return for services provided in completing these transactions. We agree to give you at least 30 days prior written notice prior to changing a fee or imposing a new fee.

9.2 EXPENSES. You agree to pay any income, transfer, and other taxes of any kind that may be levied or assessed upon the custodial account, and all other administrative expenses reasonably incurred by us in the performance of our duties. These expenses may include legal, or other professionals hired by us in connection with your custodial account. You agree to reimburse us for any reasonable expenses incurred in the administration of the account. The Custodian shall have the right to liquidate sufficient shares in the custodial account to pay such expenses.

                              ARTICLE X AMENDMENTS
   We may amend your custodial account at any time to comply with necessary laws and regulations or for any other reason. Amendments may be made retroactively when required to meet a law or regulatory change. You are deemed to have automatically consented to any amendment 30 days after we mail you a copy of the amendment. Your actual written or verbal consent is not required to amend. We shall send you a copy of such amendment within 30 days of the amendment's effective date.

                          ARTICLE XI LIMITED LIABILITY.

11.1 HOLD HARMLESS. You agree to hold us harmless, to indemnify, and to defend us against any and all claims arising from and liabilities incurred by reason of any action taken by us, except to the extent such liability arises from the willful misconduct or gross negligence of the Custodian.

11.2 NO INVESTMENT DISCRETION. You agree that all contributions shall be invested according to your sole discretion in whole or fractional shares of the Fund(s) identified in the IRA Application. All dividends and capital gain distributions received on shares of the Fund(s) shall be reinvested in the shares of the same Fund(s)which shall be credited to the custodial account. We shall not be responsible or liable for any investment decisions or recommendations with respect to the investment, reinvestment, or sale of assets in the custodial account. We shall not be responsible for reviewing any assets held in the custodial account and shall not be responsible for questioning any of your investment decisions. We shall not be responsible for any loss resulting from any failure to act because of the absence of directions from you. In the event we determine your investment instructions are unclear, then we shall act as soon as practical to obtain clarification of such instructions. Pending clarification, we shall hold without investing all or any portion of the contribution, without liability for loss of income or appreciation and without liability for interest or dividends.

11.3 TRANSACTION RESPONSIBILITY. We are not responsible for inquiring into the nature or amount of any contribution made by you , nor into the amount or timing of any distribution requested. This includes, without limitation, that you are solely responsible for all your required minimum distributions. We have no responsibility to notify you of any required minimum distribution nor do we have any responsibility to determine the correct minimum amount for you. You shall have full responsibility for determining your required minimum distributions as well as for any tax or investment consequences of all contributions to and distributions from the custodial account. We shall not be bound to take any action on behalf of you, except upon receipt of written instructions from you. We shall have no obligation to inquire into the genuineness of any such written instruction without liability for any action taken pursuant thereto, so long as we act in good faith. You shall bear sole responsibility for assuring the deductibility of any deposits to the custodial account.

11.4 NO ASSUMED RESPONSIBILITIES. We assume no responsibilities and agree only to provide the administrative and custodial services required under IRC section 408 and applicable regulations.

                         ARTICLE XII DEFAULT PROVISIONS
                               (70 1/2 AND DEATH)

12.1 70 1/2 DISTRIBUTIONS. If you fail to make a written election of payment by your required beginning date, the minimum required distribution will be calculated using the joint life expectancy of you and your designated beneficiary. If no beneficiary exists or a beneficiary other than a natural person is named (except certain trusts), your single life expectancy will be used for this calculation. See section 11.3 above. The recalculation method will be used to the extent allowed.

12.2 DEATH DISTRIBUTIONS. If you die before your required beginning date, then your designated beneficiary must elect a method of distribution under Article IV-4(b)(i) and (b)(ii) by the earlier of December 31 of the calendar year in which the life expectancy distributions must begin under Article IV-4(b)(ii) or December 31 of the calendar year which contains the fifth anniversary of the date of your death. If you use the designation of beneficiary form provided in the Application then the following rules apply (i) the designation in the Application revokes all previously made designations, (ii) if any of the beneficiaries dies before you, the deceased beneficiary's share will be reallocated to the surviving beneficiaries on a pro rata basis, and (iii) if none of the beneficiaries survive you, or if the Custodian cannot locate your beneficiary(ies) after a reasonable search, any balance in your IRA will be paid to your estate. The Custodian may refuse to accept a designation not made on its standard form. You agree to release the Custodian from and indemnify it for any and all claims arising from the Custodian's actions under your designation of beneficiary.

                        ARTICLE XIII REPORTS AND RECORDS

  We shall keep accurate and detailed records of all contributions, receipts, investments, distributions, disbursements, and other transactions relating to the custodial account. We shall provide reports to the IRS and to you as required by law and regulations. Unless you file a written statement with us within 60 days after you receive a statement, we shall be relieved and discharged from all liability to you (including any of your beneficiaries) with respect to all matters set forth in such report.

                               ARTICLE XIV POWERS

   We shall have the right to hire attorneys or other professionals if we deem it necessary for the proper administration of your custodial account. This includes the right to have a party affiliated with the Fund(s) to perform administrative duties. We shall also have the power to request a judicial settlement of your account or to enter into a lawsuit for your account. We shall also have the power to do whatever else we determine necessary for the proper administration of your account.

              ARTICLE XV RESIGNATION OR REMOVAL OF US AS CUSTODIAN

  We may resign as Custodian without your consent and you may remove us as Custodian without our consent. We must provide notice to you of any resignation 30 days prior to the effective date of the resignation. In the event of resignation by us, you shall appoint a qualified successor Custodian. Upon our receipt of a written acceptance of such appointment by the successor Custodian, we shall transfer and pay over the assets of the custodial account to the successor Custodian. If after 30 days from notice of resignation, you have not appointed a successor Custodian or we have not received a written acceptance of such appointment by the successor Custodian, we shall have the right to transfer the assets remaining in the custodial account to a successor Custodian that we choose in our sole discretion or we may liquidate the assets and distribute the cash proceeds, or we may make an in-kind distribution, or we may otherwise distribute to you the assets remaining in the custodial account. We are authorized, however, to reserve such funds as we deem advisable for payment of any liabilities constituting a charge against the assets of the custodial account or against us, with any balance of such reserve remaining after payment of all such items to be paid over the successor Custodian.

                             ARTICLE XVI TERMINATION

   In the event the balance of the custodial account is less than the minimum value prescribed from time to time by the appropriate Fund(s), we may liquidate the custodial account by making a distribution in cash or in-kind of the assets in the account less any fees owing. If we terminate for any reason, we shall not be liable for any loss or penalty incurred upon termination and liquidation of the custodial account. Upon liquidation of the custodial account this Agreement shall terminate and we shall be relieved of all further duties and any liability relative to this Agreement, the custodial account, and the assets distributed hereunder.

                    ARTICLE XVII CUSTODIAN'S RESPONSIBILITIES

   We shall act as an agent for you, we shall receive funds and invest them at your direction and in accordance with this Agreement. All shares of the Fund(s) shall be held in our name as Custodian or our nominee's name. The parties do not intend to confer any fiduciary responsibilities upon the Custodian and none shall be implied. We shall deliver, or cause to be executed or delivered to you all notices, prospectuses, financial statements, proxies and proxy solicitation materials relative to shares of the appropriate Fund(s) held in the custodial account. The Custodian shall vote such shares only in accordance with your written instructions.

                           ARTICLE XVIII CONTRIBUTIONS

   The Custodian is under no duty to compel you to make any contributions and shall have no duty to assure that such contributions are appropriate in amount. You have sole responsibility for assuring the deductibility of any contributions. We may request additional information in the case of rollovers and direct rollovers. We may request a Transfer Form, or other forms prior to a transfer.

                            ARTICLE XIX MISCELLANEOUS

19.1 NOTICE. Any notice, payment, report, or other material mailed to you shall be deemed delivered and effective three days after the date mailed by us to you. We shall send such material to your last address you provided and we shall assume no obligation to ascertain the actual address or whereabouts of you. Any notice you send us shall be deemed delivered when actually received by us. Except as otherwise permitted by us, all instructions to us must be in writing.

19.2 HEADINGS. The heading and articles of this agreement are for convenience of reference only, and shall have no substantive effect on provisions of this agreement.

19.3 SINGULAR FORM. Throughout this agreement, the singular form includes the plural where applicable.

19.4 STATE LAW. This agreement shall be construed and interpreted in accordance with the laws of the state in which our principal office is located, except to the extent superseded by federal law.

19.5 DISQUALIFYING PROVISION. Any provision of this agreement which would disqualify the custodial account as an IRA shall be disregarded to the extent necessary to make the custodial account an IRA.

11 INTERPRETATION. If any questions arises as to the meaning of any provision of this agreement, then we shall be authorized to interpret any such provision, and our interpretation shall be binding upon all parties.

11 ADDITIONAL PROVISIONS. Additional provisions to this agreement may be attached on a separate sheet.

GENERAL INSTRUCTIONS
          (Section references are to the Internal Revenue Code unless otherwise noted.)

PURPOSE OF FORM
Form 5305-A is a model custodial account agreement that meets the requirements of section 408(a) and has been automatically approved by the IRS. An individual retirement account (IRA) is established after the form is fully executed by both the individual (Depositor) and the Custodian and must be completed no later than the due date of the individual's income tax return for the tax year (without regard to extensions). This account must be created in the United States for the exclusive benefit of the Depositor or his or her beneficiaries.

   Individuals may rely on regulations for the Tax Reform Act of 1986 to the extent specified in those regulations. Do not file Form 5305-A with the IRS, instead, keep it for your records.

   For more information on IRAs, including the required disclosure you can get from your Custodian, get Pub. 590, Individual Retirement Arrangements (IRAs).

DEFINITIONS

CUSTODIAN- The Custodian must be a bank or savings and loan association, as defined in section 408(n), or any person who has the approval of the IRS to act as Custodian.

DEPOSITOR - The Depositor is the person who establishes the custodial account.

IDENTIFYING NUMBER - The depositor's social security number will serve as the identification number of his or her IRA. An employer identification number is required only for an IRA for which a return is filed to report unrelated business taxable income. An employer identification number is required for a common fund created for IRAs.

IRA FOR NONWORKING SPOUSE
Form 5305-A may be used to establish the IRA custodial account for a nonworking spouse. Contributions to an IRA custodial account for a nonworking spouse must be made to a separate IRA custodial account established by the nonworking spouse.

SPECIFIC INSTRUCTIONS
ARTICLE IV. Distributions made under this article may be made in a single sum, periodic payment, or a combination of both. The distribution option should be reviewed in the year the Depositor reaches age 70 1/2 to ensure that the requirements of section 408(a)(6) have been met.

ARTICLE VIII- Article VIII and any that follow it may incorporate additional provisions that are agreed to by the depositor and Custodian to complete the agreement. They may include, for example, definitions, investment powers, voting rights, exculpatory provisions, amendments and termination, removal of the Custodian, Custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the depositor, etc. Use additional pages if necessary and attach them to this form.

NOTE: Form 5305-A may be reproduced and reduced in size for adoption to passbook purposes.